EXHIBIT 12.1
                              AMSCAN HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (Dollars in thousands, except ratio data)


                                                                                                                Twelve Months
                                                             Years Ended December 31,                               Ended
                                          ----------------------------------------------------------------     ---------------
                                            1994          1995          1996          1997          1998        March 31, 1999
                                          ---------     ---------     ---------     ---------     ---------    ---------------
Earnings:
Income before taxes and minority
interests...........................       $10,591       $19,206       $ 5,732       $ 7,676       $11,604         $ 7,482
Add: fixed charges .................         4,719         6,874         8,735         6,512        26,313          27,116
                                           -------       -------       -------       -------       -------         -------

Earnings, as adjusted ..............       $15,310       $26,080       $14,467       $14,188       $37,917         $34,598
                                           =======       =======       =======       =======       =======         =======

Computation of fixed charges:
  Interest expense .................       $ 3,971       $ 6,025       $ 6,968       $ 4,231       $23,779         $24,697
  Interest portion of rental
  expense ..........................           748           849         1,767         2,281         2,534           2,419
                                           -------       -------       -------       -------       -------         -------
    Total fixed charges ............       $ 4,719       $ 6,874       $ 8,735       $ 6,512       $26,313         $27,116
                                           =======       =======       =======       =======       =======         =======

Ratio of earnings to fixed charges....       3.2x          3.8x          1.7x          2.2x          1.4x            1.3x









                                                Three Months Ended March 31,
                                                ----------------------------
                                                   1998               1999
                                                -----------        ----------
Earnings:
Income (loss) before taxes and
  minority interests ....................         $ 4,010           $  (112)
Add: fixed charges ......................           6,290             7,093
                                                  -------           -------

Earnings, as adjusted ...................         $10,300           $ 6,981
                                                  =======           -------

Computation of fixed charges:
  Interest expense ......................         $ 5,572           $ 6,490
  Interest portion of rental expense ....             718               603
                                                  -------           -------
    Total fixed charges .................         $ 6,290           $ 7,093
                                                  =======           =======

Ratio of earnings to fixed charges.......           1.6x              1.0x